EXHIBIT 10.2

EQUITY INCENTIVE PLAN
TERMS & CONDITIONS
NON-EMPLOYEES

1.	Representations. This Option may not be exercised if the issuance of shares of common stock of United Therapeutics Corporation (the “Company”) upon such exercise would constitute a violation of any applicable Federal or State securities or other law or regulation.

2.	Non-Transferability. This Option may not be transferred in any manner otherwise than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Awardee only by the Awardee, other than in the case of an Incentive Stock Option pursuant to Section 11.5 of the Plan. If the Awardee dies prior to exercising a vested Option, the Option may be exercised by the person or persons entitled to do so under Section 7.2(c) of the Plan. The terms of this Option shall be binding upon the executors, administrators, heirs, successors, and assigns of the Awardee.

3.	Vesting. This Option shall vest in accordance with the vesting schedule so long as Optionee performs the agreed-upon consulting services for the Company or its subsidiaries for the period specified.

4.	Form of Payment. The exercise price shall be paid at exercise by payment in lawful money of the United States of America in cash or by official bank or certified check made payable to the Company or by such methods authorized by the Plan.

5.	Withholding. Pursuant to Section 14.3 of the Plan, the Company shall have the authority to deduct, withhold or require the Awardee to remit such amounts to satisfy any governmental tax withholding requirements. The form in which the applicable tax requirements will be satisfied under this Agreement is that as a condition to the issuance of shares of common stock of the Company under this Option, the Company will withhold in accordance with applicable law from any cash compensation payable to Awardee any taxes required to be withheld by the Company under Federal, State or Local law as a result of Awardee’s exercise of this Option.

6.	Special Exercise Rights. Notwithstanding any other provision in the Plan or this Agreement to the contrary, upon the Awardee’s death or Disability (as defined in the Plan), this Option shall become fully exercisable. To the extent that this provision causes this Option to exceed the dollar limitation set forth in Section 7.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options.

7.	Method of Exercise; Rights of Awardee in Stock. At any time prior to its expiration this Option shall be exercisable upon delivery to the Company of an executed Option Exercise Form (a copy of which is attached hereto), accompanied by payment in lawful money of the United States of America in cash or by official bank or certified check made payable to the Company of the option exercise price as to the shares being purchased or otherwise in accordance with the Plan. Neither the Awardee nor his/her personal representatives, heirs, or legatees shall have any rights or privileges of a shareholder of the Company with respect to the shares issuable upon the exercise of this Option, unless and until certificate(s) representing such shares shall have been issued and delivered in accordance with the terms hereof.

The Awardee acknowledges receipt of a copy of the Plan, a copy of which is annexed hereto, and represents that he/she is familiar with the terms and provisions thereof. The Awardee hereby accepts this Option subject to all the terms and provisions of the Plan. The Awardee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board of Directors and, where applicable, the Compensation Committee of the Board of Directors, upon any questions arising under the Plan.

Enclosures:

United Therapeutics Corporation Amended and Restated Equity Incentive Plan
Option Exercise Form